Exhibit 21.1 Subsidiaries of the Company

Hartman vREIT XXI Operating Partnership, L.P.
Hartman Village Pointe, LLC (a Texas limited liability company)
Hartman Richardson Tech Center (a Texas limited liability company)
Hartman Spectrum, LLC (a Texas limited liability company)
Hartman 11211, LLC (a Texas limited liability company)